Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-289241

Supplementing the Preliminary

Prospectus Supplement dated August 11, 2025

(To Prospectus dated August 5, 2025)

Pricing Term Sheet

$1,850,000,000

Zoetis Inc.

August 11, 2025

$850,000,000 4.150% Senior Notes due 2028

$1,000,000,000 5.000% Senior Notes due 2035

Issuer:	Zoetis Inc.

Principal Amount:	$850,000,000	$1,000,000,000

Maturity Date:	August 17, 2028	August 17, 2035

Interest Payment Dates:	February 17 and August 17, commencing February 17, 2026	February 17 and August 17, commencing February 17, 2026

Coupon:	4.150%	5.000%

Benchmark Treasury:	3.625% UST due August 15, 2028	4.250% UST due August 15, 2035

Benchmark Treasury Price and Yield:	99-22 5⁄8 / 3.729%	99-26 / 4.273%

Spread to Benchmark Treasury:	+45 bps	+75 bps

Price to Public:	99.919% of the principal amount	99.821% of the principal amount

Yield to Maturity:	4.179%	5.023%

Make-Whole Redemption:	+10 bps	+15 bps

Par Call:	On or after July 17, 2028 (one month before maturity)	On or after May 17, 2035 (three months before maturity)

CUSIP/ISIN:	98978V AW3 / US98978VAW37	98978V AX1 / US98978VAX10

Denominations:	$2,000 and integral multiples of $1,000

Expected Ratings of the Notes*:	A3 / BBB+ (Moody’s /S&P)

Trade Date:	August 11, 2025

Settlement Date**:	August 18, 2025 (T+5)

Joint Book-Running Managers:

Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

BBVA Securities Inc.

BNP Paribas Securities Corp.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

Rabo Securities USA, Inc.

Standard Chartered Bank

TD Securities (USA) LLC

Senior Co-Managers:	ING Financial Markets LLC

Co-Managers:	Loop Capital Markets LLC Academy Securities, Inc. R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc.

*

An explanation of the significance of ratings may be obtained from the ratings agencies. Generally, ratings agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to review, revision, suspension, reduction or withdrawal at any time by the rating agencies. Each of the security ratings above should be evaluated independently of any other security rating.

**

We expect to deliver the notes against payment for the notes on August 18, 2025, the fifth business day following the date of this pricing term sheet (“T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the business day before delivery will be required, by virtue of the fact that the notes initially settle in T+5 on August 5, 2025, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day preceding the delivery date of the notes should consult their advisors.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888- 603-5847, BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, or MUFG Securities Americas Inc. toll-free at 1-877-649-6848.

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